UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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First Franklin Corporation

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April 22, 2010

Dear Fellow Shareholder:

I am pleased to provide you with First Franklin Corporation’s 2009 Annual Report, our proxy statement and notice of the Annual Meeting of Stockholders on June 14, 2010.

Also included is our BLUE proxy card providing you with the opportunity to vote for the recommendations of the First Franklin Corporation Board of Directors. Please sign, date and mail the enclosed BLUE proxy card in the envelope provided.

Your board recommends the re-election of Thomas H. Siemers and me (John J. Kuntz) to the First Franklin Board of Directors. I became Chairman, President and CEO of First Franklin and Chairman of Franklin Savings on April 1, 2010. Tom Siemers retired from those posts on March 31, 2010. You can read more about our qualifications on the attachment.

Lenox Wealth Management, Inc. has launched a proxy contest to oppose Tom’s and my re-election to our Board and, instead, elect two of its employees. You may have already received, or will soon receive, their proxy statement and white proxy card. Please discard the white proxy card.

REASONS TO SUPPORT YOUR FIRST FRANKLIN BOARD’S RECOMMENDATIONS:

Since our first public offering in 1987, we paid dividends to our shareholders for 84 consecutive quarters (21 years). Through dividends, stock splits and increased market value, the company has returned to stockholders $358 for every $100 invested in our initial public offering.

The financial world in which we operate changed drastically in 2008 and 2009. As a result of the deep recession of the past two years, banks across the country are incurring losses from the combination of declining property values and related borrower defaults. First Franklin is no different. The challenging economy of the past two years is a reality, but it is not an excuse. We must do better in this world that has forever changed for financial institutions. And we will.

It is important for you to know that your Board and management have remained focused on our commitment to providing long-term value for our stockholders. And we have succeeded.

•	In this difficult economic cycle, we have focused on maintaining our capital strength. We are succeeding. At year-end 2009, Franklin’s total risk-based capital ratio stood at 11.27%. This compares very favorably to our average of 11.62% for the previous five years and even more favorably to a regulatory minimum requirement of 8.00%.

•	Our enhanced mortgage-banking operation and our low-cost checking account program have been successful. Our mortgage loan origination effort added $2.78 million to fee income in 2009 which more than offset the approximately $1.63 million in commissions and other compensation related costs associated with the effort. Our low-cost checking deposit account program resulted in an average annual 6.50% increase in the number of these low-cost accounts over the past four years.

First Franklin Corporation
April 22, 2010

In 2010, I will work with the board and the management team to review existing operations and explore new programs, always with an eye to delivering long-term value to our stockholders, to achieve three objectives:

•	Improve asset quality

•	Restore our profitability

•	Reinstitute dividends

REASONS TO OPPOSE LENOX WEALTH MANAGEMENT

The representatives of Lenox Wealth Management who seek positions on your Board of Directors will no doubt be sharing information with you that is critical of the leadership provided by your current board and management. It is important for you to also consider the limited experience and abysmal record of Mr. Lame and Mr. Long in leading a bank.

As you’ll see, in two short years at the helm of another local bank, they lost money for their shareholders and, then, sold the bank.

•	In 1998, Mr. Lame was appointed to the board of Lenox Bancorp. He accumulated significant shares and gained control of Lenox through a proxy contest in 2001.

•	In 2002, Mr. Lame became Chairman of the Board, President and Chief Executive Officer of Lenox. Under Mr. Lame’s management, Lenox lost $0.29 per share in 2002. Franklin earned $0.65 per share in 2002.

•	Mr. Long became the Chief Financial Officer of Lenox in 2003. For the nine months ended September 30, 2003, Lenox lost $1.15 per share. Franklin earned $0.24 per share during that period.

•	When Lenox Savings Bank was sold at the end of 2003, only 20% of the sale price was promised to the Lenox shareholders. The remaining amount, up to 80% of the sale price, was earmarked to restructure Lenox Bancorp as Lenox Wealth Management, Inc. Mr. Lame currently owns more than 50% of Lenox Wealth Management.

If Mr. Lame and Mr. Long could not run a profitable bank in relatively good economic times, why should you believe they can succeed at Franklin as we work our way through the most severe economic crisis since the Great Depression?

When you vote your proxy this year, please vote for Thomas H. Siemers and John J. Kuntz by signing, dating and mailing the enclosed BLUE proxy card in the envelope provided.

Please vote for proven and experienced leadership that has a record of delivering long-term value to Franklin shareholders.

If you have any questions or need further information, please don’t hesitate to contact me at 513. 469.8000 or the professionals of Georgeson Inc. who are assisting First Franklin Corporation in this proxy contest. They can be reached by calling toll free at 1.866.391.7004.

On behalf of the First Franklin Corporation Board of Directors,

/s/ John J. Kuntz

John J. Kuntz
Chairman, President and CEO

Attachment (1)

The Board of First Franklin Corporation recommends the re-election of
John J. Kuntz and Thomas H. Siemers
as directors of the Company for terms expiring in 2013.
John J. Kuntz
Chairman, CEO and President, First Franklin Corporation
Mr. Kuntz has served on the Franklin Savings Company Board of Directors since 2003 and the First Franklin Corporation Board since 2006. Effective April 1, 2010, Mr. Kuntz was appointed as Chairman, CEO and President of First Franklin Corporation.
Mr. Kuntz has over 35 years of company management experience. He is the Founder, President, and CEO of Butler Consulting Enterprises, LLC, a consulting firm that provides Management Advisory services to small and mid-size companies in addition to owning and operating various start-up companies. Mr. Kuntz was formerly President and CEO of Intrieve, Inc. a financial institution data processing service provider located in Cincinnati, Ohio. He served in that position from 2000 until Intrieve’s acquisition by
Harland Financial Solutions, Inc. in April 2005. Prior to his appointment as President and CEO of Intrieve, Mr. Kuntz held various positions with Intrieve since his employment there began in 1983. He also serves on the Advisory Board of the Xavier University Williams College of Business and serves as a member of the Board of Trustees of Goshen Township, Ohio. Mr. Kuntz earned his Bachelor of Science in Business Administration in Accounting from Xavier University and is a Certified Public Accountant (inactive).
Thomas H. Siemers
Special Advisor to the Board of Franklin Savings and Loan Company
Mr. Siemers is the former Chairman, CEO and President of First Franklin Corporation. Mr. Siemers began his career with Franklin Savings in 1948 and has contributed to its growth for over 60 years. Currently, he is a Director for First Franklin and a member of the Board of Directors for Franklin Savings.
Mr. Siemers served as a Director of the Federal Home Loan Bank of Cincinnati from 1978-1983. He also served as the Chairman of the Ohio Savings and Loan Association from 1981-1982 and served on the Executive Committee of the U.S. League of Savings Institutions from 1982-1985. Mr. Siemers currently serves as a member of the Sisters of Notre Dame Development Advisory Board, the Anthenaeum of Ohio Development Council, Purcell Marian High School Foundation Committee, and Mercy Neighborhood Ministries Inc. He also volunteers his time to numerous charitable organizations in the Greater Cincinnati area. Mr. Siemers graduated from Xavier University with a Bachelors of Science in Business Administration. He also earned a Masters in Business Administration from Xavier University.